Exhibit 10.45

BRIDGELINE DIGITAL, INC.

AMENDMENT #1 TO

10% SECURED SUBORDINATED CONVERTIBLE NOTES

THIS AMENDMENT #1 TO 10% SECURED SUBORDINATED CONVERTIBLE NOTES (this “Amendment”) is made as of December 23, 2015, by and among Bridgeline Digital, Inc., a Delaware Corporation (the “Company”) and the holders of the Notes (defined below). All capitalized terms used but not defined herein shall have the meaning set forth in the Purchase Agreement (defined below).

WHEREAS, the Company has previously issued certain 10% Secured Subordinated Convertible Notes (the “Notes”) to the Holders pursuant to a Note Purchase Agreement between the Company and the Holders, dated as of September 30, 2013 and amended on November 6, 2013 (the “Purchase Agreement”);

WHEREAS, the Notes were issued in two closings on September 30, 2013 and November 6, 2013 and each Note currently matures three years from the date of issuance; and

WHEREAS, the Company and the Holders of sixty-seven percent (67%) of the outstanding principal amount under the Notes desire to amend the Notes to extend the maturity date of the Notes to March 1, 2017, to increase the interest rate under the Notes and to add a prepayment penalty under the Notes.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and obligations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Holders agree as follows:

1.      Amendments. Each of the Notes is hereby amended as follows:

(a)

The Maturity Date of the Notes shall be changed to March 1, 2017 by deleting all references to a maturity date of either “September 30, 2016” or “November 6, 2016”, as applicable, and replacing such references with the date “March 1, 2017”;

(b)	Effective January 1, 2016, the interest rate under Section 2(a) of the Notes shall be increased to 11.5% per annum; and

(c)	The following language shall be added at the end of Section 2(d) of the Notes:

“If the Company prepays any portion of the principal amount of this Note on or before the Maturity Date the Company shall pay a premium equal to 2% of the amount of principal of this Note being prepaid.”

2.     Waiver. The Holders hereby acknowledge and consent to the Company’s prior issuance of a total of $2,250,000 in aggregate principal amount of term notes to Michael Taglich and a $250,000 term note to Robert Taglich and waive any prior notice of the issuance thereof.

3.     No Other Amendments. Except as expressly set forth herein, each of the Notes shall remain in full force and effect in accordance with its terms.

4.      Counterparts. This Amendment may be executed by the parties hereto in separate counterparts, each of which once so executed and delivered (including by facsimile and other means of electronic transmission) shall be considered an original, but all such counterparts shall together constitute the same instrument.

5.      Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York except as to its conflicts of laws principles.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment #1 to 10% Secured Subordinated Promissory Notes as of the day and year first above written.

COMPANY:
BRIDGELINE DIGITAL, INC. By: /s/ Michael Prinn Name: Michael Prinn Title: Chief Financial Officer

HOLDERS:

Name of Investor:

If an entity:

Print Name of Entity:

By:

Name:

Title:

If an individual:

Print
Name:

Signature:

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